August 24, 2005

Mr. Lu Pham

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      RE:   Arglen Acquisitions, L.L.C. v. Vertical Computer Systems, Inc.;
            Cause No. 096-210774-05;
            In the 96th Judicial District Court, Dallas County, Texas
            Our File No. ARG05 / 95632

Dear Mr. Pham:

      Pursuant to our telephone conversation of this afternoon, this is my understanding of the agreement that our clients have reached in the above entitled and numbered cause:

      1. Vertical Computer Systems, Inc., has agreed to sign a Texas Agreed Judgment that can be executed upon by Arglen Acquisitions, L.L.C., without notice to your client, if the remaining parts of this agreement are not met by your client. Arglen Acquisitions, L.L.C., agrees not to execute on the Agreed Judgment so long as Vertical Computer Systems, Inc., continues to make its payments as agreed.

      2. Vertical Computer Systems, Inc., has agreed to pay to Arglen Acquisitions, L.L.C., $713,489.04, the computation of which is as follows:

            a. $600,000.00 as the principal amount due and owing under the California judgment;

            b. The accrued post-judgment interest on the California judgment, from September 4, 2004, through September 15, 2005, at the rate of 10% per annum, which equals $61,989.04;

            c. Attorney's fees accrued in the California action, which I understand are approximately $45,000.00;

            d.    My attorney's fees, which are approximately $6,500.00.


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      3.    Vertical Computer Systems, Inc., will pay the amounts listed in
            Section 2 as follows:

            a. Beginning on September 15, 2005, Vertical Computer Systems, Inc., will pay to Arglen Acquisitions, L.L.C., $5,945.74 a month, which represents the interest on the amounts listed in
                  Section 2 of this letter (interest rate: 10% per annum). A like payment will be made on October 15, 2005, November 15, 2005, December 15, 2005, and January 15, 2006.

            b. Beginning on February 15, 2006, Vertical Computer Systems, Inc., will pay to Arglen Acquisitions, L.L.C., $25,000.00 per month, or 10% of their new sales, whichever is greater, until the remainder of the $713,489.04 is paid.

      After consulting with your client regarding this offer, please let me know if this is their understanding of the agreement as well, and I will draft up a Rule 11 Agreement and Agreed Judgment for entry by the Court.

      Thank you for your attention to this matter.

                                         Very truly yours,

                                         CANTEY & HANGER, L.L.P.


                                     By: /s/ R. DOUGLAS SCOTT
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                                         R. DOUGLAS SCOTT

Agreed:
/s/ Richard Wade
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